EXHIBIT 21.1
SUBSIDIARIES
Darwin Social Marketing Inc. (Canada)
Darwin Sweden AB (Sweden)
Turnstyle Analytics Inc. (Canada)
Turnstyle America, Inc. (Delaware)
Yelp Brazil Serviços de Marketing Ltda. (Brazil)
Yelp GmbH (Germany)
Yelp Ireland Holding Company Limited (Ireland)
Yelp Ireland Limited (Ireland)
Yelp UK Ltd. (England and Wales)